News Release Preview

Source:	Pacific CMA Inc.
Schedule:	N/A

Pacific CMA Announces Agreement to Acquire HTL Logistics

JAMAICA, N.Y., April 26, 2006 (PRIMEZONE) -- Pacific CMA, Inc. ("PAM" or "Pacific CMA") (AMEX:PAM) announced today that it entered into a stock purchase agreement (the "Agreement") to purchase (the "Acquisition") HTL Logistics Limited ("HTL"), a Cayman Islands company. The Agreement provides for the closing of the Acquisition on or prior to July 1, 2006 and is subject to Pacific's obtaining equity financing.

The Agreement provides that PAM will acquire (i) seventy (70%) percent of the issued and outstanding capital stock of HTL for a combination of $1,330,000 and 2,800,000 shares of PAM's common stock ("Common Stock"), and (ii) a three (3) year option to acquire the remaining thirty percent (30%) of the issued and outstanding capital stock of HTL for $570,000, and, depending upon certain factors, up to an additional 2,200,000 shares of Common Stock. In addition, PAM has agreed to issue to HTL's shareholders, for the years ended December 31, 2006, 2007 and 2008, a total of up to 750,000 additional shares of Common Stock per year, based on HTL's net profits for those years, and provided that such net profits are equal to or greater than $500,000, with respect to each of those years. HTL is a holding company which owns a series of operating subsidiaries in the freight forwarding business throughout India and Sri Lanka.

Based on unaudited financial statements prepared by the HTL's management, for its fiscal year ended March 31, 2006, the combined revenues and EBITDA of HTL and its subsidiaries were approximately $34,800,000 and $450,000 respectively. PAM's audited revenues and EBITDA, for the year ended December 31, 2005 were approximately $125,000,000 and $745,500, respectively. While PAM's management believes this financial information is accurate, since HTL's financial statements have not been audited and were not prepared in accordance with U.S. GAAP, such financial information may be subject to adjustments when audited, which could result in changes to the amounts presented herein.

HTL is a leading freight forwarding company which currently operates offices in Sri Lanka, India, Pakistan, Bangladesh, Dubai, Mauritius, Madagascar and Nepal. Additionally, it also plans to open two additional offices in Jordan and Egypt in the near future. HTL's regional headquarters are located in Colombo, Sri Lanka and Mumbai, India.

HTL's success in the freight forwarding industry has been attributed to its highly skilled and dedicated work force, its ability to provide improved products and services, a sound financial background and a commitment to the progressive use of information technology.

Alfred Lam, Chairman of Pacific CMA stated, "We are excited by the potential of this Acquisition. The proposed expansion of our business into the additional markets served by HTL presents numerous opportunities for the future."

A. Reyaz Farook, the founder and Chairman of HTL, commented, "I am pleased that Pacific CMA has agreed to acquire HTL and has also agreed to fund its continued growth as a leader in logistics located throughout the markets we serve. After the closing, I intend to continue as the Chairman of HTL."

Forward-Looking Statements

All statements in this press release, other than statements of historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers should not place undue reliance on any forward-looking statements, which speak only as of the date made. Although Pacific CMA believes the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. It is important to note that actual results could differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially include without limitation: decreases or changes in demand for Pacific CMA's products and events, changes in market trends, general competitive pressures from existing and new competitors, price volatility of raw materials and packaging, foreign currency exchange rate fluctuations, future investment returns in pension plans, changes in laws and regulations, adverse changes in operating performance, adverse economic conditions and other factors. Further information concerning factors that could cause actual results to differ materially from those in the forward-looking statements are contained from time to time in Pacific CMA's filings with the Securities and Exchange Commission. Pacific CMA undertakes no obligation to revise the forward-looking statements to reflect any future events or circumstances. All forward-looking statements attributable to Pacific CMA are expressly qualified in their entirety by this cautionary statement.

About Pacific CMA

Pacific CMA is an international freight forwarder and logistics services provider. The company focuses on the China/South Asia trade with the rest of the world; and coordinates on behalf of large and small business customers in America, Europe and China, shipments of finished goods, components and supplies such as apparel, electronics, consumer goods and toys, primarily by air and sea and also by rail and truck.

Pacific CMA's large and diverse global and local customers operate in industries with unique supply chain requirements. Its AGI Logistics (HK) Ltd. ("AGI") operating unit is based in Hong Kong and focuses on integrated logistic, freight forwarding, and warehousing services in the Far East region and Mainland China. Its Airgate International ("Airgate") operating unit, founded in 1995, is based in New York and primarily handles import air and ocean shipments from the Far East and Southwest Asia to the U.S. In addition, its Paradigm International Logistics ("Paradigm") division is located in Miami and Los Angeles.

As of December 2005, PAM maintained approximately 233 cargo agents located in 182 countries and 77 cities serving major gateways worldwide.

For more information about Pacific CMA, please visit www.sec.gov to review Pacific CMA's SEC filings.

CONTACT:	Pacific CMA Inc. John F. Mazarella, Senior Vice President (212) 247-0049 john.mazarella@pacificcma.com The Global Consulting Group Investor Relations Lauren Puffer (646) 284-9404 lpuffer@hfgcg.com